EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2017 FINANCIAL RESULTS

▪

Third quarter net revenues of $98.0 million compared to net revenues of $101.3 million for the same period of fiscal 2016.  Third quarter net loss of $(4.0) million, or $(0.32) per diluted share for the three months ended June  30, 2017, compared to net income of $2.8 million, or $0.22 per diluted share, for the same period of fiscal 2016.

▪	Backlog of $180.9 million at June 30, 2017, an increase of 5.9% from $170.8 million at March 31, 2017.
▪	Capital investment in the first nine months of fiscal 2017 of $14.1 million and forecast for capital spending in fiscal 2017 of $18.1 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 3, 2017 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter ended June  30, 2017.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our chemical processing and industrial gas turbine markets continue to operate at historically low levels for the Company, offsetting the strength of our aerospace and other key market areas.  Order entry increased during the quarter, resulting in an increase in our overall backlog, however, similar to last quarter, most order entry is for longer-term deliveries as opposed to in-quarter transactional business.  Business conditions remain highly competitive with pricing restrained by low nickel prices and continued sluggish transactional activity combined with low levels of high-value specialty application projects,” said Mark Comerford, President and Chief Executive Officer.  “We expect the current soft market conditions in industrial gas turbines, chemical processing, and high-value specialty applications to continue through the calendar year, however, we are confident in the longer-term demand in our key markets.  We are continuing our actions to expand our service center operations in our LaPorte facility, which we expect will improve overall efficiency.  We are also near completion of the upgrade to our sheet manufacturing operations to increase our volumes  particularly in the aerospace market in preparation for the ramp up of the new generation engine platforms."

3rd Quarter Results

Net Revenues.   Net revenues were $98.0 million in the third quarter of fiscal 2017, a decrease of 3.2% from $101.3 million in the same period of fiscal 2016.   Volume was 4.6 million pounds in the third quarter of fiscal 2017, an increase of 4.5% from 4.4 million pounds in the same period of fiscal 2016.  The increase in volume was primarily due to increased demand during the third quarter of fiscal 2017 in most of the markets the Company serves, though offset by continued weak demand in the industrial gas turbine market.  The product-sales average selling price was $19.89 per pound in the third quarter of fiscal 2017, a decrease of 7.7% from $21.56 per pound in the same period of fiscal 2016.  The average selling price decreased due to a lower value product mix and increased pricing competition, which decreased average selling price per pound by approximately $1.51 and $0.93, respectively, partially offset by higher raw material market prices, primarily cobalt, which increased average selling prices per pound by approximately $0.77.

Cost of Sales. Cost of sales was $94.3 million, or 96.3% of net revenues, in the third quarter of fiscal 2017 compared to $88.0 million, or 86.9% of net revenues, in the same period of fiscal 2016. Cost of sales in the third quarter of fiscal 2017 increased by $6.3 million as compared to the same period of fiscal 2016 primarily due to increased volumes, inventory adjustments and lower manufacturing cost absorption.

Gross Profit.  As a result of the above factors, gross profit was $3.7 million for the third quarter of fiscal 2017, a decrease of $9.6 million from the same period of fiscal 2016. Gross margin as a percentage of net revenue decreased to 3.7% in the third quarter of fiscal 2017 as compared to 13.1% in the same period of fiscal 2016.

Selling, General and Administrative Expense. Selling, general and administrative expense was $10.6 million for the third quarter of fiscal 2017, an increase of $1.4 million from the same period of fiscal 2016.  This increase is attributable to foreign exchange fluctuations of $1.5 million.   Selling, general and administrative expense as a percentage of net revenues increased to 10.8% for the third quarter of fiscal 2017 compared to 9.1% for the same period of fiscal 2016.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.0% of revenue, for the third quarter of fiscal 2017, similar to the same period of fiscal 2016.

Operating Income/(Loss).  As a result of the above factors, operating loss in the third quarter of fiscal 2017 was $(7.8) million compared to operating income of $3.1 million in the same period of fiscal 2016.

Income Taxes.  Income tax benefit was $4.1 million in the third quarter of fiscal 2017, a difference of $4.3 million from an expense of $0.2 million in the third quarter of fiscal 2016. The effective tax rate for the third quarter of fiscal 2017 was 50.6%, compared to 7.8% in the same period of fiscal 2016.  The higher effective tax rate for the third quarter of fiscal 2017 is primarily attributable to the generation of pre-tax losses in tax jurisdictions with higher rates than the tax jurisdictions which incurred pre-tax income.

Net Income/(Loss).  As a result of the above factors, net loss in the third quarter of fiscal 2017 was $(4.0) million, a difference of $6.8 million from net income of $2.8 million in the same period of fiscal 2016.

Nine Months Results

Net Revenues.   Net revenues were $294.4 million in the first nine months of fiscal 2017, a decrease of 1.5% from $298.8 million in the same period of fiscal 2016.   Volume was 13.4 million pounds in the first nine months of fiscal 2017, a decrease of 0.9% from 13.5 million pounds in the same period of fiscal 2016.  The decrease in volume is primarily due to the lower level of ingot orders in industrial gas turbines.  The product-sales average selling price was $20.47 per pound in the first nine months of fiscal 2017, a decrease of 1.6% from $20.80 per pound in the same period of fiscal 2016.  The average selling price decreased as a result of pricing competition and lower levels of specialty application projects, which decreased average selling price per pound by approximately $1.66, partially offset by higher market prices of raw materials and other changes in product mix, which increased average selling price per pound by approximately $0.73 and $0.60 per pound, respectively.

Cost of Sales.   Cost of sales was $270.5 million, or 91.9% of net revenues, in the first nine months of fiscal 2017 compared to $264.6 million, or 88.5% of net revenues, in the same period of fiscal 2016.  This $5.9 million increase was primarily due to a higher value product mix, lower manufacturing cost absorption and increased pension and retiree healthcare expenses.

Gross Profit.   As a result of the above factors, gross profit was $23.9 million for the first nine months of fiscal 2017, a decrease of $10.3 million from the same period of fiscal 2016. Gross margin as a percentage of net revenue decreased to 8.1% in the first nine months of fiscal 2017 as compared to 11.5% in the same period of fiscal 2017.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $31.4 million for the first nine months of fiscal 2017, an increase of $2.4 million from the same period of fiscal 2016.  The increase in the first nine months of fiscal 2017 is attributable to fluctuations in foreign currencies of $1.3 million as well as higher spending in information technology and pension expense contributed to the increased expense.  Selling, general and administrative expense as a percentage of net revenues increased to 10.7% for the first nine months of fiscal 2017 compared to 9.7% for the same period of fiscal 2016.

Research and Technical Expense.  Research and technical expense was $2.9 million, or 1.0% of revenue, for the first nine months of fiscal 2017, compared to $2.7 million, or 0.9% of revenue, in the same period of fiscal 2016.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first nine months of fiscal 2017 was $(10.4) million compared to an operating income of $2.5 million in the same period of fiscal 2016.

Income Taxes.  Income tax benefit was $4.3 million in the first nine months fiscal 2017, a difference of $4.6 million from the same period of fiscal 2016.  The effective tax rate for the first nine months of fiscal 2017 was 39.8%, compared to 14.1% in the same period of fiscal 2016.  The higher effective tax rate for the third quarter of fiscal 2017 is primarily attributable to the generation of pre-tax losses in tax jurisdictions with higher rates than the tax jurisdictions which incurred pre-tax income.

Net Income/(Loss).  As a result of the above factors, net loss for the first nine months of fiscal 2017 was $(6.5) million, a decrease of $8.4 million from net income of $1.9 million in the same period of fiscal 2016.

Volumes, Competition and Pricing

Volume in the third quarter of fiscal 2017 was 4.6 million pounds, reflecting weaker conditions driven by lower transactional business activity.  Pricing continues to be challenging with high competition, low nickel prices, continued sluggish transactional activity and low levels of high-value specialty application projects.  The product average selling price per pound in the third quarter was $19.89 compared to $19.68 in the second quarter of fiscal 2017. While this is an increase from the second quarter, it is at a low level compared to the past several quarters.  Aerospace volume declined approximately 5% sequentially from the second to the third quarters of fiscal 2017, but volume levels have been relatively consistent with recent high levels.  The average selling price per pound in the aerospace market was comparable from the second to the third quarter. Chemical processing volume improved 11.3% sequentially from the second to the third quarter of fiscal 2017, the highest in two years, but levels are approximately 20% lower than normal volume. Our chemical processing market experienced a decrease in average selling price of $(5.95) per pound from the second to the third quarter, which followed the decrease in average selling price of $(8.17) in the second quarter, as compared to the first quarter.  These decreases were driven by fewer high-value specialty application projects in each quarter of fiscal 2017 and by a more competitive pricing environment.  Industrial gas turbine volume continues to be volatile with a 27.9% decline sequentially from the second to the third quarter after a 35% increase last quarter from the first to the second quarter of fiscal 2017.  The average selling price per pound increased in the industrial gas turbine market by $1.86 per pound on lower volumes due to changes in product mix.  Volumes in our other markets improved from low levels with a strengthening of the average selling price per pound, primarily due to improving demand in oil & gas related markets.

Gross Profit Margin Trend Performance

During the third quarter of fiscal 2017, gross profit margin and gross profit margin percentage declined sequentially from the second quarter of fiscal 2017.  Gross profit margin percentage was 3.7% in the third quarter of fiscal 2017 compared to 9.5% in the second quarter of fiscal 2017.  Lower levels of specialty application projects in the third quarter compared to the second quarter of fiscal 2017 negatively impacted gross margins combined with lower overall volumes, competitive pricing and a less profitable product mix.  In addition, due primarily to intensely competitive pricing in the chemical processing market, the Company increased the lower-of-cost-or-market and slow-moving reserve by $1.5 million to adjust the value of the associated inventory, which increased our cost its sales.

Backlog

Backlog was $180.9 million at June 30, 2017, an increase of $10.1 million, or 5.9%, from $170.8 million at March 31, 2017.  Backlog pounds increased during the third quarter of fiscal 2017 by 7.7%.  Aerospace and other markets had higher order entries and improving backlog levels, as compared to the prior quarter.  The market price for nickel declined during the third quarter by 12.7% after also declining in the second quarter by 7.2%.

Capital Spending

During the third quarter of fiscal 2017, the Company continued to execute on its capital expansion projects that were initiated in fiscal 2016.  The previously reported $22.0 million planned capital expenditures for fiscal 2017 has been reduced (due to some deferments into fiscal 2018) to $18.1 million, which includes $4.9 million to further increase sheet manufacturing capacity in the Kokomo operations, $3.4 million to expand the LaPorte service center operations and $0.2 million for the completion of the manufacturing phase of the IT systems upgrade.  The remaining $9.6 million of planned spending is earmarked for continued upgrades throughout the Company’s manufacturing facilities.  Capital investment in the first nine months of fiscal 2017 was $14.1 million.

Liquidity

During the first nine months of fiscal 2017, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At June 30, 2017, the Company had unrestricted cash and cash equivalents of $48.5 million compared to $59.3 million at September 30, 2016. As of June 30, 2017, the Company had cash and cash equivalents of $12.8 million held by foreign subsidiaries in various currencies.

For the first nine months of fiscal 2017, net cash provided by operating activities was $11.8 million compared to net cash provided by operating activities of $26.3 million in the first nine months of fiscal 2016.  The primary driver of the decrease was operating earnings excluding the impact of non-cash expenses of $8.3 million in the first nine months of fiscal 2017 compared to $22.6 million during the same period of fiscal 2016.  Additionally, income taxes paid of $3.4 million during the first nine months of fiscal 2017 compared to $0.0 million in the same period of fiscal 2016 contributed to $3.4 million of the decrease.  Finally, cash used from higher controllable working capital of $0.7 million in the first nine months of fiscal 2017 compared to cash generated from lower controllable working capital of $2.0 million during the same period of fiscal 2016 also contributed to the decrease.  Net cash used in investing activities was $14.1 million in the first nine months of fiscal 2017 compared to $22.1 million in the same period of fiscal 2016.  The reduction in cash used in investing activities is primarily due to a higher level of investment in sheet manufacturing capacity in the first nine months of fiscal 2016 as compared to the first nine months of fiscal 2017.  Net cash used in financing activities in the first nine months of fiscal 2017 of $8.6 million included $8.3 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for the remainder of fiscal 2017 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  As of June 30, 2017, the Company had unrestricted cash of $48.5 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On August 3, 2017, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2017 to stockholders of record at the close of business on September 1, 2017. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Guidance

Long-term, the Company has confidence in the strength of the markets it serves.  However, the Company expects the current soft market conditions in industrial gas turbines, chemical processing, and high-value specialty applications will continue through the calendar year.  This, combined with the lack of visibility on transactional business, makes near-term guidance difficult, thus the Company’s best view at this point in time is that revenue and earnings in the fourth quarter of fiscal 2017 will likely be similar to third quarter of fiscal 2017.

Earnings Conference Call

The Company will host a conference call on Friday, August 4, 2017 to discuss its results for the third quarter of fiscal 2017.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 4, 2017	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, August 4th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, September 4, 2017. To listen to the replay, please dial:

Replay:	877-481-4010
Conference:	19145

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2017 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2016.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2017	2016	2017
Net revenues	$101,255	$97,977	$298,836	$294,444
Cost of sales	87,990	94,315	264,578	270,507
Gross profit	13,265	3,662	34,258	23,937
Selling, general and administrative expense	9,211	10,564	29,011	31,417
Research and technical expense	916	941	2,744	2,875
Operating income (loss)	3,138	(7,843)	2,503	(10,355)
Interest income	(29)	(54)	(74)	(155)
Interest expense	138	234	415	639
Income (loss) before income taxes	3,029	(8,023)	2,162	(10,839)
Provision for (benefit from) income taxes	237	(4,056)	304	(4,310)
Net income (loss)	$2,792	$(3,967)	$1,858	$(6,529)
Net income (loss) per share:
Basic	$0.22	$(0.32)	$0.15	$(0.53)
Diluted	$0.22	$(0.32)	$0.15	$(0.53)
Weighted Average Common Shares Outstanding
Basic	12,370	12,401	12,359	12,394
Diluted	12,372	12,401	12,363	12,394

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$59,297	$48,477
Restricted cash	5,446	—
Accounts receivable, less allowance for doubtful accounts of $402 and $573 at September 30, 2016 and June 30, 2017, respectively	61,612	61,076
Inventories	236,558	247,396
Income taxes receivable	538	3,720
Other current assets	2,809	2,714
Total current assets	366,260	363,383
Property, plant and equipment, net	199,182	196,177
Deferred income taxes	71,010	70,591
Prepayments and deferred charges	1,798	1,626
Goodwill	4,789	4,789
Other intangible assets, net	6,562	6,193
Total assets	$649,601	$642,759
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,925	$37,084
Accrued expenses	12,880	14,368
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	7,488	2,500
Total current liabilities	55,388	59,047
Long-term obligations (less current portion)	8,256	7,966
Deferred revenue (less current portion)	22,829	20,954
Deferred income taxes	1,578	1,577
Accrued pension benefits (less current portion)	130,134	127,030
Accrued postretirement benefits (less current portion)	120,117	120,187
Total liabilities	338,302	336,761
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,520,308 and 12,542,908 shares issued and 12,491,149 and 12,507,732 outstanding at September 30, 2016 and June 30, 2017, respectively)	12	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	246,625	248,185
Accumulated earnings	180,565	165,779
Treasury stock, 29,159 shares at September 30, 2016 and 35,176 shares at June 30, 2017	(1,380)	(1,646)
Accumulated other comprehensive loss	(114,523)	(106,333)
Total stockholders’ equity	311,299	305,998
Total liabilities and stockholders’ equity	$649,601	$642,759

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2016	2017
Cash flows from operating activities:
Net income (loss)	$1,858	$(6,529)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15,316	15,980
Amortization	375	369
Pension and post-retirement expense - U.S. and U.K.	14,394	17,557
Change in long-term obligations	38	—
Stock compensation expense	1,432	1,561
Excess tax expense from restricted stock vesting	149	—
Deferred revenue	9,376	(6,863)
Deferred income taxes	4,007	(4,098)
Loss on disposition of property	213	452
Change in assets and liabilities:
Restricted cash	(9,200)	5,446
Accounts receivable	5,830	675
Inventories	(2,133)	(10,678)
Other assets	(144)	259
Accounts payable and accrued expenses	(1,718)	9,257
Income taxes	(3,653)	(3,188)
Accrued pension and postretirement benefits	(9,794)	(8,352)
Net cash provided by operating activities	26,346	11,848
Cash flows from investing activities:
Additions to property, plant and equipment	(22,102)	(14,059)
Net cash used in investing activities	(22,102)	(14,059)
Cash flows from financing activities:
Dividends paid	(8,240)	(8,257)
Proceeds from exercise of stock options	310	—
Payment for purchase of treasury stock	(289)	(266)
Excess tax expense from restricted stock vesting	(149)	—
Payments on long-term obligation	(37)	(111)
Net cash used in financing activities	(8,405)	(8,634)
Effect of exchange rates on cash	(466)	25
Increase (decrease) in cash and cash equivalents:	(4,627)	(10,820)
Cash and cash equivalents:
Beginning of period	49,045	59,297
End of period	$44,418	$48,477